Exhibit 10.2

FORM OF TAX MATTERS AGREEMENT

by and between

VENTAS, INC.,

and

CARE CAPITAL PROPERTIES, INC.

Dated as of [•], 2015

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.01.	General	2
Section 1.02.	Additional Definitions	11

ARTICLE II
PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE
ON TAX RETURNS

Section 2.01.	Combined Tax Returns	11
Section 2.02.	Ventas Separate Tax Returns	11
Section 2.03.	SpinCo Separate Tax Returns	11
Section 2.04.	Restructuring Transfer Tax Returns	11

ARTICLE III
TAX RETURN PROCEDURES

Section 3.01.	Procedures relating to Combined Tax Returns and Ventas Separate Tax Returns	11
Section 3.02.	Procedures relating to SpinCo Separate Tax Returns	12
Section 3.03.	Preparation of all Tax Returns	12
Section 3.04.	Tax Returns Reflecting Restructuring/Distribution Taxes	13

ARTICLE IV
TAX TIMING AND ALLOCATION

Section 4.01.	Timing of Payments	13
Section 4.02.	Expenses	13
Section 4.03.	Apportionment of SpinCo Taxes	13

ARTICLE V
INDEMNIFICATION

Section 5.01.	Indemnification by Ventas	13
Section 5.02.	Indemnification by SpinCo	14
Section 5.03.	Characterization of and Adjustments to Payments	14
Section 5.04.	Timing of Indemnification Payments	14
Section 5.05.	Certain Tax Procedures	15

ARTICLE VI
REFUNDS, DEDUCTIONS

Section 6.01.	Refunds	15
Section 6.02.	Treatment of Deductions Associated with Equity-Related Compensation	15

ARTICLE VII
TAX PROCEEDINGS

Section 7.01.	Notification of Tax Proceedings	16
Section 7.02.	Tax Proceedings	16

ARTICLE VIII
TAX-FREE STATUS OF THE DISTRIBUTION

Section 8.01.	Representations and Warranties	17
Section 8.02.	Restrictions Relating to the Distribution	18
Section 8.03.	Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions	20
Section 8.04.	Section 336(e) Election	21

ARTICLE IX
[RESERVED]

ARTICLE X
COOPERATION

Section 10.01.	General Cooperation	22
Section 10.02.	Retention of Records	22

ARTICLE XI
MISCELLANEOUS

Section 11.01.	Dispute Resolution	23
Section 11.02.	Tax Sharing Agreements	23
Section 11.03.	Interest on Late Payments	23
Section 11.04.	Survival of Covenants	23
Section 11.05.	Severability	23
Section 11.06.	Entire Agreement	24
Section 11.07.	No Third-Party Beneficiaries	24
Section 11.08.	Specific Performance	24
Section 11.09.	Amendment	24
Section 11.10.	Rules of Construction	24
Section 11.11.	Counterparts	25
Section 11.12.	Coordination with Separation and Distribution Agreement	25
Section 11.13.	Coordination with the Employee Matters Agreement	25
Section 11.14.	Governing Law	25
Section 11.15.	Assignability	25

Section 11.16.	Notices	25
Section 11.17.	Effective Date	26

DEFINED TERMS

Page

Accounting Firm	2
Acquisition Transaction	2
Adjustment	3
Agreement	1, 3
Ancillary Agreement	3
Benefited Party	3, 15
Cash Distribution	3
Code	3
Combined Tax Return	3
Contribution	3
Disqualifying Action	3
Distribution	1, 3
Distribution Date	3
Due Date	3
Effective Time	3
Employee Matters Agreement	3
Equity Securities	3
Fifty-Percent or Greater Interest	4
Final Determination	4
Income Tax Return	4
Income Taxes	4
Indemnified Party	4
Indemnifying Party	4
Information	4, 22
Information Request	4, 22
IRS	4
Law	4
Non-Income Tax Return	5
Notified Action	5, 20
Ordinary Course of Business	5
Parties	1
Party	1, 5
Past Practice	5, 12
Person	5
Plan of Reorganization	5
Post-Distribution Ruling	5, 20
Record Holders	5
Refund	5
REIT	5
REIT Taxable Income	5
REIT Taxes	5
Representatives	6
Restriction Period	6

Restructuring	1, 6
Restructuring Transfer Taxes	6
Restructuring/Distribution Taxes	6
SAG	6
Section 336(e) Election	6, 21
Section 8.02(e) Acquisition Transaction	6
Separate Return	6
Separation and Distribution Agreement	1, 6
SpinCo	1, 6
SpinCo Active Trade or Business	6
SpinCo Assets	6
SpinCo Business	6
SpinCo Disqualifying Action	7
SpinCo Entity	7
SpinCo Group	7
SpinCo Income	7
SpinCo Liabilities	7
SpinCo REIT Distribution Indemnification Amount	7
SpinCo Separate Tax Return	7
SpinCo Shares	1
SpinCo Tax Proceeding	7, 16
SpinCo Taxes	7
Subsidiary	8
Tax	8
Tax Attributes	8
Tax Counsel	8
Tax Item	8
Tax Matter	8, 22
Tax Opinion	8
Tax Opinion Documents	8, 17
Tax Package	9
Tax Proceeding	9
Tax Return	9
Tax-Free Status	9
Taxing Authority	9
Taxing Jurisdiction	9
Transactions	9
Transfer Taxes	9
Treasury Regulations	9
U.S.	9
Unqualified Tax Opinion	9
Ventas	1, 9
Ventas Board	10
Ventas Business	10
Ventas Disqualifying Action	10
Ventas Entity	10

v

Ventas Group	10
Ventas Income	10
Ventas REIT Distribution Indemnification Amount	10
Ventas Separate Tax Return	10
Ventas Shares	1
Ventas Tax Proceeding	10, 16
Ventas Taxes	10
Waiver	11, 20

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2015, is by and between Ventas, Inc., a Delaware corporation (“Ventas”), and Care Capital Properties, Inc., a Delaware corporation (“SpinCo”).  Each of Ventas and SpinCo is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Ventas has elected to be classified as a REIT and SpinCo intends to elect to be classified as a REIT;

WHEREAS, Ventas, through its respective Subsidiaries, is engaged in the Ventas Business and the SpinCo Business;

WHEREAS, the Ventas Board has determined that it is in the best interests of Ventas and its stockholders to create a new publicly traded company which shall operate the SpinCo Business;

WHEREAS, Ventas and SpinCo have entered into the Separation and Distribution Agreement, dated as of [•], 2015 (the “Separation and Distribution Agreement”), providing for the separation of the SpinCo Business from the Ventas Business, pursuant to which (a) Ventas will, and will cause its Subsidiaries to, transfer the SpinCo Assets and the SpinCo Liabilities to SpinCo and its Subsidiaries, as a result of which transfer SpinCo and its Subsidiaries will own, directly and through their respective Subsidiaries, the SpinCo Business (the “Restructuring”) and (b) Ventas will distribute all of the outstanding shares of common stock, par value $0.01 per share, of SpinCo (“SpinCo Shares”) owned by Ventas to the Record Holders of the issued and outstanding shares of common stock, par value $0.25 per share, of Ventas (“Ventas Shares”) on a pro rata basis (the “Distribution”);

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Contribution (as defined herein) and the Distribution, taken together, shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, as a result of the acquisition (the “Acquisition”) by Care Capital Properties LP, a Delaware limited partnership and indirect wholly owned Subsidiary of SpinCo (“UPREIT”) of all the membership units of [•], a [•] limited liability company (“XYZ Company”), pursuant to the Unit Purchase Agreement, dated as of April 4, 2015, by and among Ventas, UPREIT, XYZ Company, and certain other Persons, SpinCo will cease to be a “qualified REIT subsidiary” of Ventas (within the meaning of Section 856(i)(2) of the Code) and instead will elect to be taxed as a REIT; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01.               General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 11.01.

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Date” means the closing date of the Acquisition.

“Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported, permitted or solicited by management or shareholders of SpinCo, is a hostile acquisition, or otherwise, as a result of which such SpinCo would merge or consolidate with or enter into any other reorganization transaction with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of Equity Securities of SpinCo, as the case may be, a number of shares of Equity Securities of SpinCo that would, when combined with any other changes in ownership of the Equity Securities of SpinCo pertinent for purposes of Section 355(e) of the Code, comprise a forty percent (40%) or greater interest in SpinCo (A) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, an Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances of Equity Securities by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an indirect acquisition of shares of Equity Securities by the shareholders whose voting power is increased thereby and any redemption of shares of Equity Securities shall be treated as an indirect acquisition of shares of Equity Securities by the non-exchanging shareholders.  For purposes of this definition, each reference to SpinCo shall include a reference to any entity treated as successor thereto.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or published IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Adjustment” means any change in the Tax liability of a taxpayer, whether in connection with a Tax Proceeding, resulting from a change in facts or subsequent transactions, pursuant to amendment or otherwise, determined issue-by-issue, transaction-by-transaction, or with respect to a taxable period, as the case may be.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 6.01(b).

“Cash Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a consolidated, combined, unitary, affiliated or similar Income Tax Return or Non-Income Tax Return that actually includes, by election or otherwise, one or more members of the Ventas Group together with one or more members of the SpinCo Group.

“Contribution” means the contribution and assignment by Ventas and certain of its Subsidiaries of certain SpinCo Assets and SpinCo Liabilities to SpinCo in exchange for SpinCo Shares and the proceeds of the Cash Distribution.

“Disqualifying Action” means a Ventas Disqualifying Action or a SpinCo Disqualifying Action.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Equity Securities” means, with respect to a Person, all classes or series of capital stock of such Person (or any entity treated as a successor to such Person) and all other instruments treated as stock in such Person (or any entity treated as a successor to such Person) for U.S.

federal Income Tax purposes, and including all options, warrants or any other rights to acquire such stock.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax or Tax Item, which resolution may be for a specific issue or adjustment or for a taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of any Taxing Jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of any Taxing Jurisdiction; (iv) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax; or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority or by mutual agreement of the Parties.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Taxes measured by or calculated with respect to net income, profits, net receipts or gross receipts (including any margin Tax, REIT Taxes, capital Tax, excise Tax or franchise Tax), but excluding (i) any Transfer Taxes and (ii) those Taxes listed on Schedule 1.

“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article V.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article V.

“Information” has the meaning set forth in Section 10.01.

“Information Request” has the meaning set forth in Section 10.01.

“IRS” means the U.S. Internal Revenue Service.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Non-Income Taxes” means (i) any Taxes other than Income Taxes and (ii) for the avoidance of doubt, those Taxes listed on Schedule 1.

“Notified Action” has the meaning set forth in Section 8.03(a).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble.

“Past Practice” has the meaning set forth in Section 3.01(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Separation Period” means any taxable period (or portion thereof) beginning on or after the Acquisition Date, including for the avoidance of doubt, the portion of any Straddle Period beginning on or after the Acquisition Date.

“Post-Distribution Ruling” has the meaning set forth in Section 8.02(d).

“Record Holders” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“REIT” means a real estate investment trust within the meaning of Section 856(a) of the Code.

“REIT Taxable Income” means “real estate investment trust taxable income” within the meaning of Section 857(b)(2) of the Code.

“REIT Taxes” means (i) any Taxes imposed as a result of the disqualification of Ventas or SpinCo, as the case may be, as a REIT, (ii) any Taxes imposed under Section 857(b)(5) of the Code, and (iii) any excise Taxes imposed under Section 4981 of the Code.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Restriction Period” means the period beginning on the date hereof and ending on the twenty five (25) month anniversary of the Distribution Date.

“Restructuring” has the meaning set forth in the recitals and includes, for the avoidance of doubt, the Contribution and the Distribution.

“Restructuring/Distribution Taxes” means any Taxes imposed on, in connection with, or by reason of the Restructuring or the Distribution (including REIT Taxes but not including any Transfer Taxes), other than any such Taxes caused by a Disqualifying Action.

“Restructuring Transfer Taxes” means any Transfer Taxes imposed on, in connection with, or by reason of the Restructuring or the Distribution.

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.

“Section 336(e) Election” has the meaning set forth in Section 8.04.

“Section 8.02(e) Acquisition Transaction” means any transaction or series of transactions that is not an Acquisition Transaction but would be an Acquisition Transaction if the percentage reflected in the definition of Acquisition Transaction were thirty percent (30%) instead of forty percent (40%).

“Separate Return” means (i) in the case of any Tax Return required to be filed by any member of the Ventas Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the SpinCo Group and (ii) in the case of any Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the Ventas Group.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Active Trade or Business” means the trade or business actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo (taking into account Section 355(b)(3) of the Code and Revenue Ruling 2007-42, 2007-2 C.B. 44) immediately prior to the Distribution and relied upon to satisfy the requirements of Section 355(b) of the Code with respect to the Distribution, as set forth in the Tax Opinion Documents.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Disqualifying Action” means (i) any action (or the failure to take any action) by SpinCo or any SpinCo Entity (including entering into any agreement, understanding or arrangement or any negotiations or discussions with respect to any transaction or series of transactions) that, (ii) any acquisition of all or a portion, or any event (or series of events) involving, the Equity Securities of SpinCo, any assets of SpinCo or any Equity Securities or assets of any SpinCo Entity that, or (iii) any inaccuracy in or breach by SpinCo or any SpinCo Entity of any of the representations, warranties or covenants of or made by SpinCo in this

Agreement or in connection with the Tax Opinion (irrespective of whether Ventas made the same representation or warranty on behalf of, or with respect to, SpinCo or any SpinCo Entity), that, in each case, causes any of the Transactions to fail to have Tax-Free Status (regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or Waiver may have been obtained or provided with respect to such action, event, inaccuracy or breach); provided, however, that the term “SpinCo Disqualifying Action” shall not include any action expressly contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“SpinCo Entity” means any member of the SpinCo Group other than SpinCo.

“SpinCo Group” means individually or collectively, as the case may be, (a) SpinCo and any of its Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law) immediately after the Effective Time (and giving effect to the Restructuring and the Distribution), (b) any Person that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“SpinCo Income” means (i) any REIT Taxable Income attributable to, or arising with respect to, assets or activities of the SpinCo Business (excluding any REIT Taxable Income attributable to the Restructuring or the Distribution), (ii) any REIT Taxable Income attributable to a SpinCo Disqualifying Action and (iii) any REIT Taxable Income resulting from any inaccuracy in or breach by SpinCo or any SpinCo Entity of any of the representations, warranties or covenants of or made by SpinCo in this Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo REIT Distribution Indemnification Amount” means any amount required to be distributed by Ventas pursuant to Section 857(a) of the Code in order for Ventas to maintain its status as a REIT for any taxable period as a result of any SpinCo Income required to be included in taxable income of Ventas for U.S. federal Income Tax purposes for such taxable period.

“SpinCo Separate Tax Return” means any Separate Return required to be filed by any member of the SpinCo Group.

“SpinCo Tax Proceeding” has the meaning set forth in Section 7.02(a).

“SpinCo Taxes” means, without duplication, (i) any Income Taxes of or imposed on any member of the SpinCo Group (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return), in each case, for any Post-Separation Period, attributable to, or arising with respect to, assets or activities of the SpinCo Business (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), whether imposed as a result of an Adjustment, amendment or otherwise, (ii) any Non-Income Taxes of or imposed on any member of the Ventas Group or any member of the SpinCo Group (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return), in each case, required to be paid in any Post-Separation Period, attributable to, or arising with respect to, assets or activities of the SpinCo Business (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), whether imposed as a result of an Adjustment or amendment or otherwise, (iii) any Restructuring Transfer Taxes resulting from an Adjustment or amendment and attributable to, or arising with respect to, assets or activities of the SpinCo Business, and (iv) any Taxes attributable to a SpinCo Disqualifying Action (including any REIT Taxes), whether imposed as a result of an Adjustment, amendment or otherwise; provided, that SpinCo Taxes shall not include any Taxes attributable to a Ventas Disqualifying Action.

“Straddle Period” means any taxable period beginning prior to the Acquisition Date and ending on or after the Acquisition Date.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to (A) income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes and (B) for the avoidance of doubt, those taxes listed on Schedule 1, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, credits, earnings and profits (including any REIT earning and profits), overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Ventas.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 10.01.

“Tax Opinion” shall mean the opinion issued by Tax Counsel to Ventas with respect to certain Tax aspects of the Contribution and the Distribution, as referenced in Section 3.3(a)(iii) of the Separation and Distribution Agreement.

“Tax Opinion Documents” has the meaning set forth in Section 8.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Ventas Business or the SpinCo Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to

Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Tax-Free Status” means the qualification of the Contribution and the Distribution, taken together, (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (iii) as a transaction in which Ventas, SpinCo and the shareholders of Ventas recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1031 of the Code.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxing Jurisdiction” means the United States and every other government or governmental unit having jurisdiction to tax Ventas, SpinCo or any of their respective Affiliates.

“Transactions” means the transactions referred to in the definition of “Tax-Free Status.”

“Transfer Taxes” means all sales, use, transfer, real property transfer (whether such transfer is direct or indirect), intangible, recordation, registration, documentary, stamp or similar Taxes.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law firm, which law firm is reasonably acceptable to Ventas, to the effect that a transaction will not affect the conclusions set forth in the Tax Opinion.

“Ventas” has the meaning set forth in the preamble.

“Ventas Board” has the meaning set forth in the Separation and Distribution Agreement.

“Ventas Business” has the meaning set forth in the Separation and Distribution Agreement.

“Ventas Disqualifying Action” means (i) any action (or the failure to take any action) by Ventas or any Ventas Entity (including entering into any agreement, understanding or arrangement or any negotiations or discussions with respect to any transaction or series of transactions) that, (ii) any acquisition of all or a portion, or any event (or series of events) involving, the Equity Securities of Ventas, any assets of Ventas or any Equity Securities or assets of any Ventas Entity that, or (iii) any inaccuracy in or breach by Ventas or any Ventas Entity of any of the representations, warranties or covenants of or made by Ventas in this Agreement or in connection with the Tax Opinion (other than, in each case, any representations and warranties made by Ventas on behalf of, or with respect to, SpinCo or any SpinCo Entity) that, in each case, causes any of the Transactions to fail to have Tax-Free Status; provided, however, that the term “Ventas Disqualifying Action” shall not include any action expressly contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“Ventas Entity” means any member of the Ventas Group other than Ventas.

“Ventas Group” means, individually or collectively, as the case may be, (a) Ventas and any of its Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law) immediately after the Effective Time (and giving effect to the Restructuring and the Distribution), (b) any Person that shall have merged or liquidated into Ventas or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Ventas Income” means (i) any REIT Taxable Income attributable solely to, or arising solely with respect to, assets or activities of the Ventas Business (excluding any REIT Taxable Income attributable to the Restructuring or the Distribution), (ii) any REIT Taxable Income attributable to a Ventas Disqualifying Action and (iii) any REIT Taxable Income resulting from any inaccuracy in or breach by Ventas or any Ventas Entity of any of the representations, warranties or covenants of or made by Ventas in this Agreement.

“Ventas REIT Distribution Indemnification Amount” means any amount required to be distributed by SpinCo pursuant to Section 857(a) of the Code in order for SpinCo to maintain its status as a REIT for any taxable period as a result of any Ventas Income required to be included in the taxable income of SpinCo for U.S. federal Income Tax purposes for such taxable period.

“Ventas Separate Tax Return” means any Separate Return required to be filed by any member of the Ventas Group.

“Ventas Tax Proceeding” has the meaning set forth in Section 7.02(a).

“Ventas Taxes” means, without duplication, (i) any Taxes of or imposed on Ventas or any Ventas Entity (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return, but excluding any Restructuring/Distribution Taxes), whether imposed as a result of an Adjustment, amendment or otherwise, (ii) any Restructuring Transfer Taxes (A) due in connection with an originally-filed Tax Return that Ventas determines to be due or (B) attributable to, or arising with respect to, assets or activities of the Ventas Business (in the case of clause (B), whether imposed as a result of an Adjustment, amendment or otherwise), (iii) any Restructuring/Distribution Taxes, whether imposed as a result of an Adjustment, amendment or otherwise, and (iv) any Taxes attributable to a Ventas Disqualifying Action (including any REIT Taxes), whether imposed as a result of an Adjustment, amendment or otherwise; provided, that, notwithstanding anything in clauses (i) through (iv) to the contrary, Ventas Taxes shall not include any SpinCo Taxes (including, for the avoidance of doubt, any Taxes attributable to a SpinCo Disqualifying Action).

“Waiver” has the meaning set forth in Section 8.02(d).

Section 1.02.               Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE
ON TAX RETURNS

Section 2.01.               Combined Tax Returns.  Ventas shall prepare and file (or cause to be prepared and filed) all Combined Tax Returns and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Ventas for any such Taxes that are SpinCo Taxes.

Section 2.02.               Ventas Separate Tax Returns.  Ventas shall prepare and file (or cause to be prepared and filed) all Ventas Separate Tax Returns and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Ventas for any such Taxes that are SpinCo Taxes.

Section 2.03.               SpinCo Separate Tax Returns.  SpinCo shall prepare and file (or cause to be prepared and filed) all SpinCo Separate Tax Returns and shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that Ventas shall reimburse SpinCo for any such Taxes that are Ventas Taxes.

Section 2.04.               Restructuring Transfer Tax Returns.  Ventas shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed with respect to Restructuring Transfer Taxes and Ventas shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SpinCo shall reimburse Ventas for any such Taxes that are SpinCo Taxes.

ARTICLE III

TAX RETURN PROCEDURES

Section 3.01.               Procedures relating to Combined Tax Returns and Ventas Separate Tax Returns.

(a)                                 In connection with the preparation of any Combined Tax Return pursuant to Section 2.01 or any Ventas Separate Tax Return pursuant to Section 2.02 that may include Tax Items relating to the activities or assets of the SpinCo Business, SpinCo will (and will cause the

SpinCo Entities to) assist and cooperate with Ventas by preparing and providing to Ventas such information and other documentation as may be requested by or necessary to enable Ventas, in such form as Ventas may reasonably request, to prepare such Combined Tax Return or Ventas Separate Tax Return, including, but not limited to, pro forma Tax Returns for SpinCo and any SpinCo Entity to be included in such Combined Tax Return or equivalent financial data to be used in the preparation of such Ventas Separate Tax Return, as applicable.  Any such pro forma Tax Return or equivalent financial data shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or reasonably requested in writing by Ventas, and shall be delivered no later than sixty (60) days following Ventas’s request therefor.  At its option, Ventas may engage an accounting firm of its choice to review the pro forma Tax Return or equivalent financial data, supporting documentation, and statements submitted by SpinCo and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice.  All costs and expenses associated with such review will be borne by SpinCo upon receipt of invoices detailing the work performed by such accounting firm.

(b)                                 Ventas (or its designee) shall determine the entities to be included in any Combined Tax Return and make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Tax Return or Ventas Separate Tax Return.  Notwithstanding the immediately preceding sentence, any Combined Tax Return or Ventas Separate Tax Return shall, to the extent relating to SpinCo, any SpinCo Entity or the activities or assets of the SpinCo Business, be prepared in good faith.  Ventas shall deliver to SpinCo for its review a draft of any Combined Tax Return or Ventas Separate Tax Return, in each case, if such Tax Return reflects or relates to Taxes for which SpinCo would reasonably be expected to be liable hereunder, at least fifteen (15) days prior to the Due Date for such Tax Return to enable SpinCo to analyze and comment on such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by SpinCo under Sections 2.01 or 2.02).  Ventas shall in good faith consider any such reasonable comments received from SpinCo and Ventas and SpinCo shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return; provided, however, that nothing herein shall prevent Ventas from timely filing (or causing to be filed) any such Tax Return.

Section 3.02.               Procedures relating to SpinCo Separate Tax Returns.  In the case of any SpinCo Separate Tax Return that reflects or relates to Taxes for which Ventas would reasonably be expected to be liable hereunder, SpinCo shall (1) unless otherwise required by Law or agreed to in writing by Ventas, prepare (or cause to be prepared) such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which Ventas may be responsible pursuant to this Agreement, and (2) submit to Ventas a draft of any such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by Ventas under Section 2.03) at least fifteen (15) days prior to the Due Date for such Tax Return to enable Ventas to analyze and comment on such Tax Return.  SpinCo shall reflect any such reasonable comments received from Ventas in good faith, to the extent such comments relate to Taxes for which Ventas would reasonably be expected to be liable hereunder.

Section 3.03.               Preparation of all Tax Returns.  Except as required by applicable Law or as a result of a Final Determination, (i) neither Ventas nor SpinCo shall (nor shall cause or permit any members of the Ventas Group or SpinCo Group, respectively, to) take any position that is either inconsistent with the Tax-Free Status (or analogous status under any state or local Law) or, with respect to a specific Tax Item on any Tax Return, treat such Tax Item in a manner that is inconsistent with the manner such Tax Item is reported on a Tax Return prepared or filed by Ventas pursuant to Article II hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return) and (ii) Ventas and SpinCo shall (and shall cause the members of the Ventas Group and SpinCo Group, respectively, to) prepare all Tax Returns in a manner consistent with the terms of this Agreement and the Separation and Distribution Agreement.

Section 3.04.               Tax Returns Reflecting Restructuring/Distribution Taxes.  Notwithstanding anything to the contrary in Articles II, III and IV, the portion of any Tax Return that relates to any Restructuring/Distribution Taxes or any Taxes attributable to a Ventas Disqualifying Action shall be prepared by Ventas in the manner determined by Ventas in its sole discretion.

ARTICLE IV

TAX TIMING AND ALLOCATION

Section 4.01.               Timing of Payments.  All Taxes required to be paid or caused to be paid pursuant to Article II by either Ventas or SpinCo, as the case may be, to an applicable Taxing Authority or to be reimbursed by Ventas or SpinCo to the other Party (or any member of its Group) pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 4.02.               Expenses.  Except as expressly provided herein (including, Section 3.01 and Section 11.01(b)), each Party shall bear its own expenses incurred in connection with Articles II, III and IV.

Section 4.03.               Apportionment of SpinCo Taxes.  For all purposes of this Agreement, Ventas shall determine in its sole discretion exercised in good faith which Tax Items are properly attributable to assets or activities of the SpinCo Business (and in the case of a Tax Item that is properly attributable to both the SpinCo Business and the Ventas Business, the allocation of such Tax Item between the SpinCo Business and the Ventas Business).

ARTICLE V
INDEMNIFICATION

Section 5.01.               Indemnification by Ventas.  Ventas shall pay, and shall indemnify and hold SpinCo and the SpinCo Entities harmless from and against, without duplication, (i) all Ventas Taxes, (ii) all Taxes (including any REIT Taxes) incurred by SpinCo or any SpinCo Entity as a result of any inaccuracy in or breach by Ventas or any Ventas Entity of any of the representations, warranties or covenants of or made by Ventas in this Agreement, (iii) the Ventas REIT Distribution Indemnification Amount for any taxable period, and (iv) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.02.               Indemnification by SpinCo.  SpinCo shall pay, and shall indemnify and hold Ventas and the Ventas Entities harmless from and against, without duplication, (i) all SpinCo Taxes, (ii) all Taxes (including any REIT Taxes) incurred by Ventas or any Ventas Entity as a result of any inaccuracy in or breach by SpinCo or any SpinCo Entity of any of the representations, warranties or covenants of or made by SpinCo in this Agreement, (iii) the SpinCo REIT Distribution Indemnification Amount for any taxable period, and (vi) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.03.               Characterization of and Adjustments to Payments.

(a)                                 For all Tax purposes, the Parties agree to treat (and to cause their respective Affiliates to treat) (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Acquisition Date) as either a contribution by Ventas to SpinCo or a distribution by SpinCo to Ventas, as the case may be, occurring immediately prior to the Acquisition or as a payment of an assumed or retained Liability and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except as otherwise required by applicable Law.

(b)                                 Any indemnification payment under this Article V and under Article IV of the Separation and Distribution Agreement shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment (including any additional REIT Taxes or additional amount required to be distributed under Section 857(a) of the Code resulting therefrom) and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability (including any reduction in REIT Taxes or reduction in the amount required to be distributed under Section 857(a) of the Code resulting therefrom).  For purposes hereof, any adjustment to an indemnification payment on account of Taxes (or REIT Taxes) shall be determined (i) using the highest marginal rates in effect for Ventas, in the case of an Indemnified Party that is a member of the Ventas Group, or for SpinCo, in the case of an Indemnified Party that is a member of the SpinCo Group, at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 5.04.               Timing of Indemnification Payments.  Indemnification payments required pursuant to this Article V shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) business days of the receipt by the Indemnifying Party of notification of the amount owed, together with reasonable documentation showing (i) the basis for the calculation of such amount and (ii) if the Indemnified Party has already paid such amount to the relevant Taxing Authority or other recipient, evidence of such payment.

Section 5.05.               Certain Tax Procedures.  For the avoidance of doubt, Section 4.11 of the Separation and Distribution Agreement shall apply with respect to any indemnification payments required to be made pursuant to this Agreement.

ARTICLE VI
REFUNDS, DEDUCTIONS

Section 6.01.               Refunds.

(a)                                 Ventas shall be entitled to all Refunds of Taxes for which Ventas is responsible pursuant to Article II or for which Ventas is or may be liable pursuant to Article V, and SpinCo shall be entitled to all Refunds of Taxes for which SpinCo is responsible pursuant to Article II or for which SpinCo is or may be liable pursuant to Article V.  A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)                                 In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article II or is or may be liable pursuant to Article V which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article V (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.  For purposes of this Section 6.01(b), a decrease in REIT Taxable Income shall be considered a reduction in Taxes of a Benefited Party, and an increase in REIT Taxable Income shall be considered Taxes for which a party is or may be liable.

(c)                                  Notwithstanding Section 6.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 6.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)                                 To the extent that the amount of any Refund under this Section 6.01 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 6.01 and an appropriate adjusting payment shall be made.

Section 6.02.               Treatment of Deductions Associated with Equity-Related Compensation.  The treatment of Tax deductions associated with equity-related compensation shall be governed by Section 5.3 of the Employee Matters Agreement.

ARTICLE VII
TAX PROCEEDINGS

Section 7.01.               Notification of Tax Proceedings.  Within thirty (30) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article V, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such thirty (30)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 7.02.               Tax Proceedings.

(a)                                 Generally.  Except as provided in Section 7.02(c)(i), Ventas (or such member of the Ventas Group as Ventas shall designate) shall have the sole right to control, and to represent the interests of the members of the Ventas Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in, any Tax Proceeding (including any Tax Proceeding with respect to Restructuring/Distribution Taxes) relating to (i) any Combined Tax Return, (ii) any Ventas Separate Tax Return, (iii) any Restructuring/Distribution Taxes, or (iv) any Non-Income Taxes that are both SpinCo Taxes and Ventas Taxes (each, a “Ventas Tax Proceeding”).  Except as provided in Section 7.02(c)(ii), SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to control, and to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in, (i) any Tax Proceeding relating to any SpinCo Separate Tax Return and (ii) any Non-Income Taxes or Restructuring Transfer Taxes that are attributable to, or arise with respect to, assets or activities of the SpinCo Business, in each case, other than a Ventas Proceeding (a “SpinCo Tax Proceeding”).

(b)                                 Power of Attorney.  SpinCo shall (and shall cause the members of the SpinCo Group to) execute and deliver to Ventas (or such member of the Ventas Group as Ventas shall designate) any power of attorney or other document reasonably requested by Ventas (or such designee) in connection with any Ventas Tax Proceeding.

(c)                                  Participation Rights.

(i)                                     Ventas Tax Proceedings.  In the event of any Ventas Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of SpinCo pursuant to Article V, (A) Ventas shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) Ventas shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) Ventas shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) Ventas shall provide SpinCo copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority.

Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Ventas Tax Proceeding shall be made in the sole discretion of Ventas and shall be final and not subject to the dispute resolution provisions of Section 11.01 (or Article VII of the Separation and Distribution Agreement).

(ii)                                  SpinCo Tax Proceedings.  In the event of any SpinCo Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of Ventas pursuant to Article V or which otherwise could reasonably be expected to have a significant adverse impact on Ventas, (A) SpinCo shall consult with Ventas reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) SpinCo shall consult with Ventas and offer Ventas a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) SpinCo shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (D) SpinCo shall provide Ventas copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, (E) Ventas shall be entitled to participate in such Tax Proceeding at its own expense and (F) SpinCo shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Ventas, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII
TAX-FREE STATUS OF THE DISTRIBUTION

Section 8.01.               Representations and Warranties.

(a)                                 SpinCo.

(i)                                     SpinCo hereby represents and warrants that (i) it has examined (A) the representation letter by and or on behalf of Ventas and SpinCo addressed to Tax Counsel and delivered in connection with the Tax Opinion and (B) any other information, documents or other materials delivered or deliverable by Ventas or SpinCo in connection with the Tax Opinion (all of the foregoing, collectively, the “Tax Opinion Documents”) and (ii) the facts presented and the representations made in the Tax Opinion Documents, to the extent descriptive of or in reference to the SpinCo Group or the SpinCo Business (including with respect to the plans, proposals, intentions and policies of the SpinCo Group), are true, correct and complete in all respects.

(ii)                                  SpinCo hereby represents and warrants that during the two (2)-year period ending on the Distribution Date, there was no “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SpinCo Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Equity Securities of SpinCo (or any predecessor); provided, that no representation or warranty is made by SpinCo regarding any “agreement,” “understanding,” “arrangement,” “substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by one or more officers or directors of Ventas.

(b)                                 Ventas.  Ventas hereby represents and warrants that (i) it has delivered complete and accurate copies of the Tax Opinion Documents to SpinCo and (ii) the facts presented and the representations made in the Tax Opinion Documents, to the extent descriptive of or in reference to the Ventas Group or the Ventas Business (including with respect to the business purposes for the Distribution described in the Tax Opinion Documents and the plans, proposals, intentions and policies of the Ventas Group), are true, correct and complete in all respects.

(c)                                  No Contrary Plan.  Each of Ventas and SpinCo represents and warrants that neither it, nor any of its Affiliates, has any plan or intention to take any action (or fail to take any action) or knows of any fact or circumstance (after due inquiry) (A) which is inconsistent with any statements or representations made in the Tax Opinion Documents, this Agreement or the Separation and Distribution Agreement (or that could cause any such statements or representations to be untrue) or (B) which may cause any of the Transactions not to have Tax-Free Status.

Section 8.02.               Restrictions Relating to the Distribution.

(a)                                 General.  SpinCo shall not, and shall not permit any SpinCo Entity to, take any action that constitutes (and shall not fail to take an action, the omission of which would result in) a Disqualifying Action described in the definition of SpinCo Disqualifying Action.

(b)                                 SpinCo Obligations.  SpinCo shall not take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any SpinCo Business, payment of extraordinary dividends and acquisitions or issuance of Equity Securities) or permit any member of the SpinCo Group to take any such action, and SpinCo shall not fail to take any such action or permit any SpinCo Entity to fail to take any such action, in each case, unless such action or failure to act (x) could not reasonably be expected to cause any of the Transactions to fail to have Tax-Free Status or (y) could not require Ventas or SpinCo to reflect a liability or reserve for Taxes or other amounts with respect to the Transactions in its financial statements.

(c)                                  SpinCo Restrictions.  Prior to the first (1st) day after the end of the Restriction Period, SpinCo:

(i)                                     (x) shall continue and cause to be continued the active conduct (within the meaning of Section 355(b) of the Code) of the SpinCo Active Trade or Business as conducted immediately prior to the Distribution, taking into account Section 355(b)(3) of the Code and Revenue Ruling 2007-42, 2007-2 C.B. 44, and (y) shall not engage (or permit any SpinCo Entity to engage) in any transaction (including, without limitation, any cessation, transfer or disposition of all or any portion of any SpinCo Business) that could reasonably be expected to result in SpinCo ceasing to be a company engaged in the SpinCo Active Trade or Business.

(ii)                                  shall not, and shall not permit any SpinCo Entity (other than any SpinCo Entity treated as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes) to, voluntarily dissolve or liquidate (or take any other action or enter into any transaction that would effect a liquidation for U.S. federal Income Tax purposes).

(iii)                               shall not (1) enter into, solicit, agree to, participate in, approve or effect any Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Acquisition

Transaction, permit any Acquisition Transaction to occur, (2) redeem or otherwise repurchase or agree to redeem or otherwise repurchase (directly or through an Affiliate) any Equity Securities of SpinCo except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its Equity Securities (including through the conversion of any Equity Securities into another class of Equity Securities), (4) merge or consolidate (or agree to merge or consolidate) with any other Person and shall not permit any SpinCo Entity to merge or consolidate (or agree to merger or consolidate) with any other Person (other than SpinCo or a SpinCo Entity) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any statement or representation made in the Tax Opinion Documents) which, individually or in the aggregate (and taking into account any other transactions described in this Section 8.02(c)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, Equity Securities representing a Fifty-Percent or Greater Interest in SpinCo or otherwise jeopardize the Tax-Free Status of any of the Transactions.  In addition, SpinCo shall not at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in the immediately preceding sentence if it is pursuant to an agreement negotiated (in whole or in part) prior to the second (2nd) anniversary of the Distribution, even if at the time of the Distribution or thereafter such action is subject to various conditions.

(iv)                              shall not, and shall not permit any SpinCo Entity to, (x) sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of Equity Securities of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the gross assets of SpinCo or more than thirty percent (30%) of the consolidated gross assets of SpinCo and the members of its SAG or (y) sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition) or otherwise terminate the business conducted by XYZ Company.  The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo (or any member of its SAG).  The percentages of gross assets of SpinCo or of the consolidated gross assets SpinCo and the members of its SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such entity or entities as of the Distribution Date.  For purposes of this Section 8.02(c)(iv), a merger of SpinCo (or a member of its SAG) with and into any Person shall constitute a disposition of all of the assets of such entity or such member.

(d)                                 Notwithstanding the restrictions imposed by Section 8.02(c), during the Restriction Period, SpinCo may proceed with any of the actions or transactions described in Section 8.02(c), if (x) such action or transaction is not described in Section 8.02(a) or Section 8.02(b) and (y) prior to entering into any agreement contemplating such action or transaction, and prior to taking or consummating any such action or transaction, (i) SpinCo shall first have requested Ventas to obtain a private letter ruling from the IRS (and any other relevant Taxing Authority) (a “Post-Distribution Ruling”) in accordance with Section 8.03 of this Agreement to the effect that such action or transaction will not affect the Tax-Free Status of any of the Transactions and Ventas shall have received such Post-Distribution Ruling in form and substance satisfactory to Ventas in its sole and absolute discretion, (ii) SpinCo shall have provided Ventas with an Unqualified Tax Opinion in form and substance satisfactory to Ventas in its sole and absolute discretion, or (iii) Ventas shall have waived in writing (a “Waiver”) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.  In determining whether a Post-Distribution Ruling or Unqualified Tax Opinion is satisfactory, Ventas shall exercise its discretion in good faith and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the Post-Distribution Ruling or Unqualified Tax Opinion and the views on the substantive merits.  For the avoidance of doubt, SpinCo shall not be relieved of any indemnification obligation pursuant to Article V or otherwise under this Agreement as a result of having satisfied the requirements of clauses (i), (ii) or (iii) of this Section 8.02(d).

(e)                                  Certain Issuances of Capital Stock.  If SpinCo proposes to enter into any Section 8.02(e) Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Section 8.02(e) Acquisition Transaction, proposes to permit any Section 8.02(e) Acquisition Transaction to occur, in each case, during the Restriction Period, SpinCo, shall provide Ventas, no later than ten (10) days following the signing of any written agreement with respect to any Section 8.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of SpinCo Equity Securities to be issued in such transaction).

(f)                                   Tax Reporting.  Each of SpinCo and Ventas covenants and agrees that it will not take, and will cause its respective Affiliates not to take, any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

Section 8.03.               Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)                                 Notification.  If SpinCo determines that it desires to take one of the actions described in Sections 8.02(c) (a “Notified Action”), SpinCo shall promptly notify Ventas of this fact in writing.

(b)                                 Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request.  Upon the reasonable request of SpinCo pursuant to Section 8.03(a), Ventas shall cooperate with SpinCo and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Ventas shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion in writing pursuant to Section 8.02(d).  Notwithstanding the foregoing, in no event shall Ventas be required to file or cooperate in the filing of any ruling request for a Post-Distribution Ruling under this Section 8.03(b) unless Spinco represents that (i) it has read such ruling request, and (ii) all statements, information and representations relating to any member of the SpinCo Group contained in such ruling request are (subject to any qualifications therein) true, correct and complete.  SpinCo shall reimburse Ventas for all reasonable costs and expenses incurred by the Ventas Group in obtaining a Post-

Distribution Ruling or Unqualified Tax Opinion requested by Ventas within ten (10) days after receiving an invoice from Ventas therefor.

(c)                                  Post-Distribution Rulings or Unqualified Tax Opinions at Ventas’s Request.  Ventas shall have the right to obtain a Post-Distribution Ruling or a tax opinion at any time in its sole and absolute discretion.  If Ventas determines to obtain a Post-Distribution Ruling or a tax opinion, SpinCo shall (and shall cause each SpinCo Entity to) cooperate with Ventas and use commercial reasonably efforts to take any and all actions reasonably requested by Ventas in connection with obtaining such Post-Distribution Ruling or tax opinion (including, without limitation, by making any representation or covenant or providing any information, documents and materials requested by the IRS, any other relevant Taxing Authority or the Tax Counsel issuing such opinion); provided, that SpinCo shall not be required to make (or cause a SpinCo Entity to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control.  Ventas and SpinCo shall each bear its own costs and expenses in obtaining a Post-Distribution Ruling or tax opinion requested by Ventas.

(d)                                 All Post-Distribution Rulings.  Ventas shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Ventas shall be permitted to apply for a Post-Distribution Ruling.  In connection with obtaining a Post-Distribution Ruling, (i) Ventas shall keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Ventas in connection therewith; (ii) Ventas shall (1) reasonably in advance of the submission of any request for a Post-Distribution Ruling provide SpinCo with a draft copy thereof; (2) reasonably consider SpinCo’s comments on such draft copy; and (3) provide SpinCo with a final copy; and (iii) Ventas shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Post-Distribution Ruling.  Neither SpinCo nor any SpinCo Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution (including the impact of any transaction on the Restructuring or the Distribution) without Ventas’s prior written consent.

Section 8.04.               Section 336(e) Election.  If Ventas determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, SpinCo shall (or shall cause the relevant SpinCo Entity to) join with Ventas or the relevant Ventas Entity in the making of such election and shall take any action reasonably requested by Ventas or that is otherwise necessary to give effect to such election (including making any other related election).  If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by Ventas in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Transactions fail to have Tax-Free Status and Ventas is not entitled to indemnification for any Taxes (including REIT Taxes) or Losses arising from such failure, SpinCo shall pay over to Ventas any refund, credit, or other reduction in otherwise required Tax payments realized by the SpinCo Group or any member of the SpinCo Group arising from the step-up in Tax basis resulting from the Section 336(e) Election).

ARTICLE IX
[Reserved]

ARTICLE X
COOPERATION

Section 10.01.        General Cooperation.

(a)                                 The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from the other Party hereto, or from an agent or Representative of such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i)                                     the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership, Tax basis of property, and earnings and profits), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)                                  the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)                               the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)                              the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

(b)                                 Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 10.02.        Retention of Records.  Ventas and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents.  A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE XI
MISCELLANEOUS

Section 11.01.        Dispute Resolution.  In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall cooperate in good faith to resolve such dispute.  If the Parties cannot resolve such dispute within thirty (30) days from the time such dispute arises, the Parties shall appoint a nationally recognized independent accounting firm (other than the current auditing firm of Ventas or SpinCo) (the “Accounting Firm”) to resolve such dispute.  The Parties shall cooperate in good faith in jointly selecting the Accounting Firm.  The Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Ventas and SpinCo and their respective Representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Ventas and the members of the Ventas Group, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 11.02.        Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between Ventas or a Ventas Entity, on the one hand, and SpinCo or a SpinCo Entity, on the other hand (other than this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement and any agreement entered into after the Distribution), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Ventas, any Ventas Entity, SpinCo or any SpinCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 11.03.        Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date, and thereafter will accrue interest at a rate per annum equal to Prime Rate plus 2%.

Section 11.04.        Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, for assessment of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 11.05.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 11.06.        Entire Agreement.  Except as otherwise expressly provided in this Agreement and subject to Section 11.12 hereof, this Agreement, the Employee Matters Agreement, and the Separation and Distribution Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 11.07.        No Third-Party Beneficiaries.  Except as provided in Article V with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08.        Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 11.09.        Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 11.10.        Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) Ventas and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 11.11.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.12.        Coordination with Separation and Distribution Agreement.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, the Employee Matters Agreement, or any other Ancillary Agreement with respect to matters addressed herein the provisions of this Agreement shall control.

Section 11.13.        Coordination with the Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are expressly set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 11.14.        Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 11.15.        Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, however, that each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement.

Section 11.16.        Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to Ventas, to:

Ventas, Inc.
10350 Ormsby Park Place, Suite 300
Louisville, KY 40223
Attention:	General Counsel
Facsimile:	(502) 357-9001

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Robin Panovka
Karessa Cain
Victor Goldfeld
Facsimile:	(212) 403-2000

If to SpinCo, to:

Care Capital Properties, Inc.
353 North Clark Street
Suite 2900
Chicago, Illinois 60654
Attention:	General Counsel
Facsimile:	[•]

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Robin Panovka
Karessa Cain
Victor Goldfeld
Facsimile:	(212) 403-2000

Section 11.17.                  Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

VENTAS, INC.

By:
Name:
Title:

CARE CAPITAL PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

SCHEDULE 1

The following Taxes shall not, for purposes of this Agreement, constitute Income Taxes:

•                  Sales Tax

•                  Use Tax

•                  Value Added Tax

•                  LLC Tax

•                  Real Property Tax

•                  Personal Property Tax

•                  Doing Business Tax

•                  Business License Tax

•                  Business Privilege Tax

•                  Occupational Tax